Exhibit 3(ii)

KULICKE AND SOFFA INDUSTRIES, INC.

BY-LAWS

As Amended and Restated on November 29, 2005

ARTICLE I - OFFICES

1. Registered Office. The registered office of the Corporation shall be at:

2101 Blair Mill Road

Willow Grove, PA 19090

2. Other Offices. The Corporation may also have offices at such other places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II - SEAL

1. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.”

ARTICLE III - SHAREHOLDERS’ MEETING

1. Place of Meeting. Meetings of the shareholders shall be held at the office of the Corporation at 2101 Blair Mill Road, Willow Grove, Pa. or at such other place or places, either within or without the Commonwealth of Pennsylvania, as may from time to time be selected.

2. Annual Meeting. The annual meeting of stockholders for the election of Directors and for the transaction of such other business as may properly come before said meeting shall be at such time as may be fixed by the Board of Directors on the second Tuesday in February in each year, but if such date be a legal holiday under the laws of the Commonwealth of Pennsylvania, then at the same hour on the next succeeding day not a holiday under the laws of said state. If the election of Directors shall not be held on the day designated herein therefor, the Board shall call a meeting forthwith for the election of Directors.

3. Voting. In all elections for directors cumulative voting shall be allowed. No share shall be voted at any meeting upon which any installment is due and unpaid.

4. Notice of Meetings. Except as provided in Section 1707 of the Pennsylvania Business Corporation Law of 1988, written notice of every meeting of shareholders shall be given in any manner permitted by law by or at the direction of the Secretary or such other person as is authorized by the Board of Directors to each shareholder of record entitled to receipt thereof, at least five days prior to the day named for the meeting, unless a greater period of notice is required by law in a particular case.

5. Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournments thereof. If judges of election be not so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy, shall make such appointment at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed. On request of the chairman of the meeting, or of any shareholder or his proxy, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. No person who is a candidate for office shall act as a judge.

6. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, by the Chairman of the Board or by the President of the Corporation. Business transacted at all special meetings shall be confined to the objects stated in the call and matters germane thereto.

ARTICLE IV - DIRECTORS

1. Number and Term of Office. The number of Directors of the Corporation shall be not less than four nor more than twelve and shall be divided into four classes. Upon the expiration of the term of each class, directors of that class shall be elected by the shareholders for four-year terms. The Board of Directors shall, from time to time, designate by resolution the number of directors which shall constitute the entire Board of Directors and the number of directors which shall constitute each class, which numbers shall remain in effect until modified or changed by the Board of Directors; provided, however, that the number of directors in each class shall be as nearly equal as possible and no change in the number of directors constituting the whole Board or any class of directors shall affect the incumbency or term of office of any incumbent director.

2. Vacancies. Vacancies in the Board of Directors shall be filled by a majority of the remaining members of the Board, though less than a quorum, and each person so elected shall be a director until the next selection of the class for which the director has been chosen, and until his successor has been selected and qualified or until his earlier death, resignation or removal.

3. Resignations. Any director may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. The resignation shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4. Annual Meeting. Immediately after each annual election of directors, the Board of Directors shall meet for the purpose of organization, election of officers, and the transaction of other business at the place where such election of directors was held. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time and place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

5. Regular Meetings. Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by the Board. Notice of such meetings need not be given. If the date fixed for any such regular meeting be a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board. At such meetings the directors may transact such business as may be brought before the meeting.

6. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, by the President or by two or more of the directors, and shall be held at such time and place as designated in the call for the meeting. Notice of such special meeting shall be given by or at the direction of the person or persons authorized to call such meeting to each director at least three days prior to the day named for the meeting. At such meetings the directors may transact such business as may be brought before the meeting.

7. Organization. Every meeting of the Board of Directors shall be presided over by the Chairman of the Board, if one has been selected and is present, and, if not, the President, or in the absence of the Chairman of the Board and the President, a chairman chosen by a majority of the directors present. The Secretary, or in his absence, a person appointed by the Chairman, shall act as secretary.

8. Compensation. The Board of Directors shall, from time to time, set the compensation to be received by the Directors, as such, which may be in such forms as the Board of Directors determine including, without limitation, fixed sums, expenses for attendance at meetings, quarterly or annual honorariums, the grant of stock options, and/or other payments in cash or in stock of this Corporation. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

9. Committees. The Board of Directors may establish one or more Committees to consist of one or more directors of the Corporation. Any committee, to the extent provided by the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors except that a committee shall not have any power or authority as to the following: (i) the submission to shareholders of any action requiring approval of shareholders under the Pennsylvania Business Corporation Law of 1988; and (ii) the creation or filling of vacancies in the Board of Directors; (iii) the adoption, amendment or repeal of the bylaws; (iv) the amendment or repeal of any resolution of the Board that by its term is amendable or repealable only by the Board; (v) action on matters committed by the bylaws or resolution of the Board of Directors to another committee of the Board.

10. Use of Conference Telephone Equipment. Unless the Board of Directors determines otherwise in a particular case, one or more persons may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; however, the use of such equipment is not a matter of right for any person. Participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

11. Liability of Directors. Directors of this Corporation shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless:

(a)	The director has breached or failed to perform the duties of his office, and

(b)	The breach or failure to perform constituted self- dealing, willful misconduct, or recklessness;

provided, however, that the provisions of this bylaw shall not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

12. Indemnification.

(a)	The Corporation shall and hereby agrees to indemnify any person (an “Indemnified Person”) who was or is a party or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation one brought by or in the right of the Corporation (any of the foregoing, a “Proceeding”), by reason of the fact that the Indemnified Person is or was a director or officer of the Corporation, or is or was serving while a director or officer at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Person in connection with the Proceeding, except to the extent such indemnification is prohibited by applicable law.

(b)	Expenses incurred by an Indemnified Person in defending a Proceeding or in connection with appearing as a witness in a Proceeding shall automatically be paid by the Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that the Indemnified Person is not entitled to be indemnified by the Corporation.

(c)	Notwithstanding anything in this Section 12 to the contrary, the Corporation is not obligated to either indemnify any person under this section or advance expenses under this section with respect to an action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses.

(d)	The duties of the Corporation to indemnify and to advance expenses to an Indemnified Person as provided in this Section 12 are in the nature of a contract between the Corporation and the Indemnified Person, and an amendment or repeal of any provision of this Section 12 shall not alter, to the detriment of an Indemnified Person, the right of the Indemnified Person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to the amendment or repeal or the termination of the service of the Indemnified Person as a director or officer, whichever is earlier.

(e)	The Corporation may indemnify employees and agents of the Corporation, and advance expenses to them, on the same basis as provided in this Section 12 for directors and officers, as the Board of Directors may from time to time determine or authorize.

(f)	The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors of otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the Pennsylvania Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Section 12, this section shall be construed to provide for those greater rights.

ARTICLE V - OFFICERS

1. General. The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary and a Treasurer, and may include one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may authorize from time to time.

2. Compensation. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

3. Election and Term of Office. The officers of the Corporation shall be elected or appointed by the Board of Directors and each shall serve at the pleasure of the Board.

4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the President or the Secretary. The registration shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5. Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Corporation, he or the Vice Chairman, if any, shall preside at all meetings of the shareholders and directors; he shall have general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the chief executive officer, to any other officer or officers of the Corporation. He shall have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation. He shall have the general powers and duties of supervision and management usually vested in the chief executive officer of a corporation.

6. The President. The President shall be the chief operating officer of the Corporation. He shall have the general powers and duties of supervision and management usually vested in the chief operating officer of a corporation and he shall also have such authority and perform such duties as from time to time shall be prescribed by the Board or delegated to him by the Chairman of the Board.

7. The Vice Presidents. In the absence or disability of the President or when so directed by the Chairman of the Board or the President, any Vice President designated by the Board of Directors may perform all the duties of the President, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President; provided, however, that no Vice President shall act as a member of or as chairman of any committee of the Board of which the President is a member or chairman by designation or ex-officio, unless such Vice President is a member of the Board of Directors and has been designated expressly by the Board as the alternate to the President for purposes of service on such committee. The Vice Presidents shall perform such other duties as from time to time may be assigned to them respectively by the Board, the Chairman of the Board or the President.

8. The Secretary. The Secretary shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors in a book or books to be kept for that purpose and shall perform like duties for all committees of the Board of Directors when required; he shall see that notices of meetings of the Board and shareholders are given and that all records and reports are properly kept and filed by the Corporation as required by law; he shall be the custodian of the seal of the Corporation and shall see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, he shall perform all duties incident to the office of Secretary, or such other duties as may from time to time be assigned to him by the Board, the Chairman of the Board or the President.

9. Assistant Secretaries. In the absence or disability of the Secretary or when so directed by the Secretary, any Assistant Secretary may perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chairman of the Board, the President, or the Secretary.

10. The Treasurer. The Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of its funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts, and warrants in its name and on its behalf and to give full discharge of the same; he shall deposit all funds of the Corporation, except such as may be required for current use, in such banks or other places of deposit as the Board of Directors or officers designated by the Board of Directors may from time to time designate; he shall render to the President, the Chairman of the Board and the Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board, the Chairman of the Board or the President.

11. Assistant Treasurers. In the absence or disability of the Treasurer or when so directed by the Treasurer, any Assistant Treasurer may perform all the duties of the Treasurer, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the Chairman of the Board, the President, or the Treasurer.

ARTICLE VI. - SHARE CERTIFICATES; TRANSFER

1. Share Certificates. Share certificates in the form prescribed by the Board of Directors shall be numbered and shall be signed by the Chairman of the Board or the President and by the Secretary or an Assistant Secretary of the Corporation, but such signatures may be facsimiles, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation, or otherwise, before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

2. Transfer of Shares. Transfers of shares shall be made on the books of the Corporation upon surrender of the certificates therefor, endorsed by the person named in the certificate or by attorney, lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of 13 Pa.C.S. Div. 8 (relating to investment securities), as amended or supplemented from time to time.

3. Lost or Destroyed Share Certificates. Any person claiming a share certificate to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity with sufficient surety to protect the Corporation or any person injured by the issue of a new certificate from any liability or expense which it or they may incur by reason of the original certificate remaining outstanding, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed, but always subject to the approval of the Board of Directors.

ARTICLE VII. - MISCELLANEOUS

1. Borrowing, etc. No officer, agent or employee of the Corporation shall have any power or authority to borrow money on its behalf, to pledge its credit, or to mortgage or pledge its real or personal property, except within the scope and to the extent of the authority delegated by resolution of the Board of Directors. Authority may be given by the Board for any of the above purposes and may be general or limited to specific instances.

2. Deposits and Investments. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositaries, or invested in such manner, as the Board of Directors or an officer designated by the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by, and all such investments shall be disposed of only by, such officers or employees as the Board or an officer designated by the Board of Directors shall from time to time determine.

3. Fiscal Year. Effective with the fiscal quarter which begins on October 1, 2005, the Company’s fiscal year shall consist of 52 or 53 weeks and shall end on the Saturday closest to September 30 of each year. Each of the first three fiscal quarters in each fiscal year shall end on the Saturday that is 13 weeks after the end of the immediately preceding fiscal quarter. The fourth fiscal quarter in each fiscal year shall end on the Saturday closest to September 30.

4. Non-applicability of Certain Provisions of Law. The provisions of Subchapter G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, and any corresponding provisions of succeeding law, shall not be applicable to the Corporation.

ARTICLE VIII. - AMENDMENTS

1. These bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at any duly organized annual or specific meeting of shareholders, or (ii) with respect to those matters that are not by statute committed exclusively to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by the Board of Directors. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change. No provision of these bylaws shall vest any property right in any shareholder as such.